UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 24, 2004

MDSI Mobile Data Solutions Inc. (Translation of registrant’s name into English)

Canada (Jurisdiction of Incorporation)	000-28968 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

10271 Shellbridge Way Richmond, British Columbia Canada V6X 2W8 (Address and zip code of principal executive offices)

Registrant’s Telephone Number, including Area Code:  (604) 207-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 415 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01    Entry into a Material Definitive Agreement.

Due to the promotion of Neil McDonnell to the position of Chief Operating Officer, the employment agreement dated December 20, 2003 between MDSI and Mr. McDonnell has become a material contract of MDSI. The principal terms of the agreement are described under Item 5.02 and the agreement is being filed as an exhibit to this report.

Item 2.02   Results of Operations and Financial Condition.

On September 23, 2004, MDSI announced the completion of a program to reduce operating costs by $3 million a year. According to Dysthe, “We have won some good business in Q3, expect more of the same in Q4, and have a sales pipeline that should see us grow further in 2005. I want MDSI to meet those opportunities running efficiently and profitably. I believe that these streamlining changes will achieve that goal. MDSI has been very profitable in the past, and will be again.” To achieve the savings, MDSI has reduced headcount by 30 staff and trimmed non-payroll costs, resulting in an approximate $1.5 million charge to earnings in the quarter ending September 30, 2004. MDSI expects the cost savings to pay for the charge within two quarters.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

MDSI has named Neil McDonnell, 46, as its Chief Operating Officer. In his new role, Mr. McDonnell will be responsible for MDSI’s worldwide sales, marketing and operations. Mr. McDonnell has been MDSI’s Senior Vice President Sales and Operations for the Americas and Asia since January 2004.

Erik Dysthe, MDSI’s President and CEO stated, “Neil has run a technology company before, and from day one at MDSI he has performed extremely well. I am confident that Neil will build on his excellent track record in his expanded role.”

Prior to joining MDSI, Mr. McDonnell worked for over 15 years in the high technology industry, including most recently, from 2000 to 2003, as President and CEO of Vancouver's Intrinsyc Software International Inc., designers and manufacturers of intelligent devices and networking software for Global 2000 companies. Prior to this, Mr. McDonnell was Executive Vice President and General Manager of Plexus Systems from 1997 to 2000, and Vice President Sales and Marketing with both Dynapro, from 1994 to 1996, and Epic Data International Inc., from 1989 to 1994. Mr. McDonnell has also held the position of Managing Director at Epic Data Europe and various sales and operations positions at Northern Telecom.

Prior to Mr. McDonnell's promotion to Chief Operating Officer, MDSI and Mr. McDonnell entered into an employment agreement dated December 20, 2003. The employment agreement provides for a base salary and incentive plan bonuses as approved by the Board of Directors, medical and dental benefits and reimbursement for certain expenses approved by MDSI. MDSI may terminate Mr. McDonnell for cause without any payment of any kind of compensation, except for such compensation earned to the date of such termination. MDSI may terminate Mr. McDonnell without cause by giving notice and upon payment of all salary and bonuses owing up to the date of termination and a lump sum termination payment equal to amounts ranging up to 18 months' base annual salary and current bonus. Mr. McDonnell may terminate his or her employment with MDSI at any time by giving 12 weeks' written notice to the Board of Directors. The employment agreement provides that if Mr. McDonnell is terminated or constructively dismissed within 24 months after a takeover or change of control of MDSI, Mr. McDonnell is entitled to receive, in addition to compensation earned to the date of his termination, a lump sum payment ranging up to 18 months' annual base salary. The employment agreement provides for the acceleration of options in certain circumstances following a change of control. The employment agreement also provides that Mr. McDonnell will not compete with MDSI for a period of 18 months following the termination of his employment. MDSI anticipates that Mr. McDonnell's employment agreement will be amended in accordance with Mr. McDonnell's new position.

Item 9.01   Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 24, 2004

99.2	Employment Agreement dated December 20, 2003 between MDSI and Neil McDonnell

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

MDSI Mobile Data Solutions Inc.

Date: September 28, 2004	/s/ Glenn Kumoi Glenn Kumoi, Vice President - Chief Legal Counsel and Corporate Secretary